Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

MASTER MANUFACTURING SERVICES AGREEMENT

THIS MASTER MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is entered into as of this ___ day of April, 2026 (the “Effective Date”), by and between SAB Biotherapeutics, Inc. (“Customer”) having an address at 777 W 41st St. Suite 401, Miami Beach, FL 33140 and Emergent BioSolutions Canada Inc. (“Emergent”) with an address at 155 Innovation Drive, Winnipeg, Manitoba, Canada R3T 5Y3.

RECITALS

WHEREAS, Customer is in the business of developing and commercializing drug products;

WHEREAS, Emergent is in the business of providing services related to the development, testing, formulation, and manufacture of biopharmaceutical products;

WHEREAS, Customer and Emergent are party to the Manufacturing Option Agreement (as defined below);

WHEREAS, in furtherance of the Manufacturing and Option Agreement, Customer and Emergent desire to enter into this Agreement in order to establish the terms and conditions under which Emergent will perform clinical and commercial manufacturing and related services for Customer with respect to the Product (as defined below); and

WHEREAS, Customer and Emergent shall enter into an amendment to this Agreement to address forecast requirements, payment terms and Batch Price no later than eighteen (18) months prior to the anticipated commercial sale of any products to which this Agreement relates.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.

 DEFINITIONS

All references to particular Exhibits and Sections shall mean the Exhibits to, and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement, the following words and phrases shall have the following meanings, in addition to those terms separately defined through this Agreement:

1.1.
“Affiliate” means, with respect to either Party, any present or future legal entity that, directly or indirectly through one or more intermediate legal entities, controls, is controlled by, or is under common control with such Party. For purposes of this definition, “Control” means (a) fifty percent (50%) or more of the outstanding voting stock of a corporation, (b) fifty percent (50%) or more of the equity of a limited liability company, partnership or joint venture, (c) a general partnership interest in a partnership or joint venture, or (d) the power, direct or indirect, to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting equity interests in the entity, through contract or otherwise.
1.2.
“Alternative Source” has the meaning set forth in Section 14.1.1.
1.3.
“Applicable Laws” means all applicable laws, rules, regulations, statutes, ordinances, judgments, or decrees of all relevant Governmental Authorities (a) for Emergent, of the jurisdiction where the Emergent Facility is located; and (b) for Customer, of all jurisdictions where the Product is manufactured, distributed, imported or exported, used, sold, and/or marketed.
1.4.
“Arbitrator” has the meaning set forth in Section 14.5.
1.5.
“Batch” means a lot resulting from a single run of Product produced by a single execution of the instructions specified in the Master Batch Record and specifically does not include any non-cGMPbatches, such as an engineering run or demonstration run.
1.6.
“Batch Price” means the applicable total price, to be paid by Customer for each Batch of Product Manufacturedby Emergent hereunder, as will be set forth in an Amendment to this Agreement, excluding any agreed upon fees and pass-through costs.
1.7.
“Batch Record” means the batch production and control record containing the set of detailed processing instructions which are to be followed by Emergent to produce [***].
1.8.
“Certificate of Analysis” means a document prepared by Emergent listing Batch or Product description, Batch or Product number, the Specifications, Test Methods and test results, a pass/fail indication, and an attestation as to whether the Batch or Product is conforming or non-conforming with Specifications.

1.9.
“cGMP” means current good manufacturing practice and pharmaceutical industry standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of Health Canada and/or the U.S. Code of Federal Regulations Title 21 (21 CFR §§ 210 and 211) in relation to the production of drugs.
1.10.
“Change Order” means a document generated by Emergent and agreed to by signature of both Parties that alters or changes one or more aspects of the scope of Services performed by Emergent, the Specifications for a Product, and/or price as designated within this Agreement.
1.11.
“Confidential Information” means any non-public information, technical data, or know-how, including, but not limited to, that which relates to research, products, services, customers, markets, software, developments, inventions, processes, standard operating procedures, designs, drawings, engineering, marketing, contracts, pricing, or finances. “Confidential Information” does not include information, technical data or know-how that (a) prior to or after the time of disclosure, becomes part of the public knowledge, not as a result of any inaction or action of the Recipient; (b) is approved by the Discloser, in writing, for release; (c) was received by the Recipient from a Third Party having a right to disclose it and which was not subject to an obligation of confidentiality owed to the Third Party at the time of disclosure; or (d) is developed by or for the Recipient independently of disclosures hereunder, as shown by written records.
1.12.
“Control” or “Controlled” means, with respect to any regulatory documentation or Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than pursuant to this Agreement), to grant access to such Intellectual Property Right or regulatory documentation or to assign, or grant a license, sublicense or other right to or under, such Intellectual Property Right or regulatory documentation as provided for herein, without violating the terms of any agreement, or other arrangement, with any Third Party.
1.13.
“Customer Background IP” means the Intellectual Property Rights owned or Controlled by Customer and which (a) are or have been developed independently of this Agreement (whether prior to the Effective Date or otherwise); and (b) are necessary for the performance of the Services by Emergent hereunder.
1.14.
“Customer Supplied Items” means any tangible items, information, or documentation supplied by Customer to Emergent in connection with the Services, including, but not limited to, any active pharmaceutical ingredient, bulk drug substance, master or working cell bank, red blood cells, plasma, component, raw materials, or equipment. For clarity, Customer Supplied Items shall also include any equipment procured by Emergent on behalf of Customer to be used solely for the Manufacture of Product.
1.15.
“Development Services” means technology transfer, process development, analytical development, formulation development, or similar services, and any non-cGMPbatches, including technology transfer batches and engineering batches, as set forth in a SOW. Development Services shall also include any non-commercial cGMP Batchesused for clinical trials prior to Product approval, as set forth in a SOW.
1.16.
“Discloser” means a Party to this Agreement who discloses Confidential Information to the other Party to this Agreement.
1.17.
“Emergent Background IP” means the Intellectual Property Rights owned or Controlled by Emergent and which are or have been developed independently of this Agreement (whether prior to the Effective Date or otherwise).
1.18.
“Emergent Facility” means the facility owned and operated by Emergent at 155 Innovation Drive, Winnipeg, Manitoba, Canada R3T 5Y3.
1.19.
“EXW” or “Ex Works” has the meaning set forth in INCOTERMS 2020.
1.20.
“FDA” means the United States Food and Drug Administration.
1.21.
“Force Majeure Event” has the meaning set forth in Section 14.13.
1.22.
“Foreground Intellectual Property” means any Intellectual Property Rights discovered or developed during the Term and in the course of performing the Services hereunder, whether conceived, made, or reduced to practice solely by or on behalf of Emergent or its Affiliates or their respective employees or agents, or jointly with Customer or its employees or agents.
1.23.
“Governmental Authority” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any duly authorized court or other tribunal, including an arbitral tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature; or (f) Regulatory Authority.
1.24.
“Insolvency/Bankruptcy Event” shall be deemed to have occurred if a Party: (a) voluntarily consents to an order for relief by filing a petition for relief under the laws of the United States codified as Title 11 of the United States Code or under any bankruptcy or insolvency laws of any foreign jurisdiction; (b) seeks, consents to, or does not contest the appointment of a receiver, custodian or trustee for itself or for all or any part of its property; (c) files a petition seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of any foreign jurisdiction, the United States, any state thereof or other competent jurisdiction; (d) admits in writing that it is generally not paying its debts as those debts become due; (e) gives notice to any governmental body of insolvency or pending insolvency; (e) suspends material business operations; (f) becomes “Insolvent” as that term is defined under applicable fraudulent transfer or conveyance laws or comparable foreign laws; or (g) makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.
1.25.
“Intellectual Property Rights” means all Patents, trademarks, and trade names, service marks, design rights, utility models, rights in computer software, database rights, moral rights, copyright, rights in inventions, rights in know-how, confidential information and trade secrets, unfair competition rights, in each case whether registered or unregistered and including applications for and renewals or extensions of such rights and any other similar or analogous right or form of protection in any country in the world, together with the right to apply for registration of such rights.
1.26.
“Manufacture”, “Manufactured” and “Manufacturing” means, with respect to a Product, the procedures to be undertaken by Emergent hereunder to manufacture, formulate, process, label, and/or quality control test such Product as set forth in the applicable Master Batch Record.
1.27.
“Manufacturing Option Agreement” means the Manufacturing Option Agreement dated as of [***] that was entered into by Customer and Emergent.
1.28.
“Manufacturing Process” means the production process used to Manufacture Product as set forth in the applicable Master Batch Record.
1.29.
“Master Batch Record” means a master production and control record, mutually agreed upon by the Parties, containing a written description of the procedure to be followed for Manufacturing a Batch of Product including but not limited to a complete list of specifications for the Product and all raw materials, ingredients, and components thereof (including Materials and Customer Supplied Items).
1.30.
“Materials” means all raw materials, inactive ingredients, vials, stoppers, seals, labels, bags, liners, tubing, filters and other single use or regularly replaced materials, and ingredients, solvents and other components required to Manufacture the Product hereunder, excluding any Customer Supplied Items. For clarity, Materials may include red blood cells (RBCs), supplied by Emergent.
1.31.
“Minimum Annual Aggregate Spend” has the meaning set forth in Section 3.1.3.
1.32.
“Party” means either Emergent or Customer.
1.33.
“Patents” shall mean, with respect to an invention, any patent or patent application, and any patent issuing there from, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention.
1.34.
“Product” means the product covered by this Agreement as set forth in Exhibit A and as described in the applicable Master Batch Record.
1.35.
“Purchase Order” means a document issued and signed by Customer, ordering a specified Batch or number of Batches of Product, or other Services, from Emergent according to the provisions of this Agreement. Each Purchase Order for the Manufacture of Batches must include: (a) a reference to this Agreement, (b) the number of Batches ordered, (c) the agreed upon price for such order as set forth in this Agreement or applicable SOW, and (d) a requested delivery date for each Batch. If any terms or requirements are included in the Purchase Order that are in addition to or in conflict with the terms of this Agreement, such additional or conflicting terms are of no force and effect and are superseded by the terms and requirements of this Agreement.
1.36.
“Quality Agreement” means the Contract Manufacturing Quality Agreement between Customer and Emergent for the Product(s) which specifies the respective responsibilities for quality control and quality assurance activities consistent with cGMPs with respect to the Manufacturing activities of this Agreement. The Quality Agreement shall reference this Agreement.
1.37.
“Quality Assurance Department” meansthe department within Emergent responsible for quality assurance matters.
1.38.
“Quality Review” means the review and disposition by Emergent’s Quality Assurance Department of a Batch and the associated Batch related documentation.
1.39.
“Recipient” means a Party to this Agreement who receives Confidential Information from the other Party to this Agreement.
1.40.
“Regulatory Approvals” means any and all actions of Health Canada and/or the FDA or any equivalent or additional Governmental Authority or Regulatory Authority necessary to study, market, sell, distribute, use, or manufacture the Product.
1.41.
“Regulatory Authority” means Health Canada, the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States.

1.42.
“Release Date” means the date on which all Release Documents have been signed by Emergent and submitted to Customer in accordance with Section 4.1.
1.43.
“Release Documents” means the following documents for each Batch of Product: (a) Emergent’s Batch Record; (b) the Certificate of Analysis; (c) Emergent’s deviation/investigation report(s); or (d) other such documents as mutually agreed by the Parties in an executed Quality Agreement.
1.44.
“Saved Costs” means the pass through costs (if any) that are not incurred by Emergent pursuant to this Agreement as a result of Emergent not being required to perform any specific Services. For the avoidance of doubt, any services or materials already ordered by Emergent in order to perform Services shall be passed-through and shall not constitute Saved Costs regardless of whether Emergent actually performs the Services unless such services or materials can be cancelled by Emergent at no cost to Emergent.
1.45.
“Services” means the scope of work to be performed by Emergent as set forth in this Agreement, a SOW, and/or any Change Orders in accordance with the terms and conditions of this Agreement.
1.46.
“SOW” means a statement of work setting forth the Development Services to be performed by Emergent and the price to be paid by Customer for such Development Services in connection with a Product, which is agreed upon and signed by the Parties.
1.47.
“Specifications” means solely the final release Product specifications set forth in the applicable Master Batch Record.
1.48.
“Storage Guidelines” means Emergent’s procedures approved by Customer in writing that describe the methods of packaging, monitoring, and storing the Product and Customer Supplied Items.
1.49.
“Test Methods” means a list of quality control analytical assays to be performed by Emergent in connection with Manufacturing Product as set forth in the Master Batch Record.
1.50.
“Third Party” means any party other than Customer and Emergent.
1.51.
“Third Party Intellectual Property Right” means Intellectual Property Rights which are Controlled by a Third Party.
2.

SERVICES
2.1.
Services. Emergent will use commercially reasonable efforts to perform the Services in accordance with this Agreement and the Quality Agreement. All Development Services to be performed hereunder shall be set forth in a SOW signed by both Parties. Each such executed SOW is hereby incorporated into and made a part of this Agreement by reference hereto. Customer acknowledges and agrees that Emergent may perform the Services itself, or through its Affiliates who are approved by Customer in advance of such performance. In the event of Customer’s cancellation of any Services set forth in a SOW, Customer shall pay the cancellation fees set forth on Exhibit B.
2.1.1.
Purchase Orders; Acceptance. All purchases of Services under this Agreement shall be effected solely pursuant to a Purchase Order submitted within [***] [***] of signing the applicable SOW. Only those Purchase Orders accepted by Emergent by written notification to Customer after receipt of such Purchase Order shall be binding on the Parties.
2.1.2.
Customer Supplied Items and Required Documentation. Prior to the commencement date of Services in a SOW, Customer, at its sole expense, shall cause to be delivered to the Emergent Facility the following items: (a) the quantity of Customer Supplied Items as necessary to perform the Services identified in a given Purchase Order; (b) if required by the Quality Agreement, a Certificate of Analysis for the Customer Supplied Items; (c) a Safety Data Sheet for the Customer Supplied Items and the Product; and (d) a signed Master Batch Record, if applicable.
2.2.
Change Order Process. Any amendments or modifications to the scope of Services, pricing (except for adjustments to pricing as set forth in Section 6.3, for which a Change Order is not necessary), and/or Specifications shall be set forth in writing in a Change Order mutually agreed upon and signed by both Parties. The Change Order shall detail the requested changes to the Services, responsibility, duty, cost, estimated timelines, or other relevant matters to be modified and shall only become effective when executed by both Parties. Both Parties agree to act in good faith and promptly when considering a Change Order request proposed by the other Party. Notwithstanding the foregoing, each Party shall respond to all Change Order requests submitted by the other Party within [***] [***] (or a longer period agreed upon by the Parties in writing) of such other Party’s submission of a written Change Order request to such Party. Unless otherwise agreed to by the Parties, Emergent will continue performing the Services as set forth in this Agreement to the extent reasonably practicable and will not implement the Services as outlined in a Change Order request unless and until such Change Order is signed by both Parties. All mutually executed Change Orders will be implemented as soon as commercially practicable to do so. Customer shall be responsible for payment of any price increase resulting from any such Change Order to the extent expressly identified in and set forth in such Change Order.

2.3.
Project Management. Each of the Parties shall appoint and maintain, throughout the Term, a project manager who shall be the main contact person for each Party, respectively (each, a “Project Manager”). Each Project Manager shall be familiar with all aspects of this Agreement and shall be available during regular business hours to address any questions, concerns or issues either Party may raise regarding this Agreement. The Parties shall provide one another with notice of any change in their Project Manager as far in advance of the change as feasible.
2.4.
Manufacturing Location. Subject to the terms and conditions of this Agreement, Emergent agrees that it shall Manufacture the Product at the Emergent Facility.
2.5.
Materials. Unless specifically agreed to otherwise by the Parties in writing, Emergent will be responsible for the procurement, at Customer’s sole expense, of any Materials (other than Customer Supplied Items) as agreed upon and as detailed in the Master Batch Record, insofar as required to permit Emergent to complete the Manufacturing and delivery of Product in accordance with the terms of this Agreement. Customer is solely responsible for ensuring that the Materials and Customer Supplied Items are suitable and of appropriate quality for the Product, regardless of whether such materials or components are supplied to Emergent directly by the applicable material manufacturer or by Customer. Emergent shall not be responsible for delays in the purchase and/or delivery of Materials that occur despite Emergent using commercially reasonable efforts to avoid such delays, unless such delay was caused by any gross negligence or willful misconduct by Emergent. For the avoidance of doubt, upon expiration or termination of this Agreement, title to all unconsumed Materials shall pass to Customer upon payment for such Materials and Emergent shall promptly deliver such paid for Materials to Customer Ex Works Emergent Facility.
2.6.
Customer Supplied Items. Customer shall comply with the incoming materials procedures specified in writing by Emergent or set forth in the Quality Agreement when sending any Customer Supplied Items to the Emergent Facility. Emergent may refuse delivery of any Customer Supplied Items if Customer has not complied with such procedures or requirements and such noncompliance is reasonably expected to adversely affect Emergent’s ability to comply with its obligations under the Agreement, any applicable SOW or Purchase Order. Emergent shall be responsible for maintaining all Customer Supplied Items in accordance with the Storage Guidelines, Applicable Laws and cGMP. Emergent shall not transfer the Customer Supplied Items to any Third Party that is not specifically authorized in advance and in writing by Customer. Emergent shall not use the Customer Supplied Items for any purpose except as contemplated by this Agreement, or as otherwise authorized in writing in advance by Customer. Title to and risk of loss of all Customer Supplied Items shall at all times remain with Customer and shall never transfer to Emergent. Upon Customer’s written request, and at Customer’s sole expense, Emergent shall return any remaining Customer Supplied Items in Emergent’s possession to Customer or its designee, Ex Works Emergent Facility.
2.7.
Import and Export. Customer shall be responsible for performing all activities and procedures as may be necessary for the importation of the Customer Supplied Items required to be provided by Customer to Emergent hereunder, and for the exportation of Product. Customer shall be solely responsible for, and shall pay, all associated duties, taxes, tariffs, and costs associated with the importation of Customer Supplied Items or Materials and shall comply with all applicable import and export laws. Emergent shall provide Customer with reasonable assistance upon request related to importation or exportation obligations, provided, Customer is responsible for compliance with import and export requirements and shall bear all associated duties, taxes, tariffs, and costs applicable to such activities.
3.

 PURCHASE AND SUPPLY
3.1.
Purchases of Commercial Batches and Related Services.
3.1.1.
Forecasts. Forecast requirements shall apply with respect to commercial Batches of Product. The Parties shall agree upon forecast requirements in an amendment to this Agreement.
3.1.2.
Purchase Orders; Acceptance. All purchases of Services under this Agreement shall be effected solely pursuant to a Purchase Order and in accordance with the terms of this ARTICLE III. Customer shall submit Purchase Orders at least [***] prior to a forecasted date on which Manufacturing will commence. Only those Purchase Orders accepted by Emergent by written notification to Customer after receipt of such Purchase Order shall be binding on the Parties.
3.1.3.
Minimum Annual Aggregate Spend. During the Term and commencing on the date Customer obtains FDA approval, Customer agrees to purchase from Emergent a minimum amount of Manufacturing Services per calendar year, prorated for the year in which Customer obtains FDA approval, to equal the total aggregate annual spend set forth on Exhibit C (the “Minium Annual Aggregate Spend”). For each calendar year in which Customer purchases less than the Minium Annual Aggregate Spend, Customer will pay Emergent a fee equal to the Minium Annual Aggregate Spend for the applicable calendar year, less (a) the total price paid for the number of Batches of such Product actually purchased by Customer during such calendar year and (b) the Saved Costs, unless alternative arrangements are made and agreed to in writing by the Parties. For the avoidance of doubt, pass-through costs, Development Services and other fees associated with additional Services shall not be counted toward Customer’s Minimum Annual Aggregate Spend.
3.1.4.
Quantity Limitations. Emergent agrees to accept at least as many Purchase Orders from Customer during each calendar year as needed for Customer to meet the Minimum Annual Aggregate Spend.Emergent agrees to fill accepted Purchase Orders received from Customer. Emergent will use commercially reasonable efforts to accept Purchase Orders to Manufacture additional Batches to meet Customer’s requirements for the Product.
3.2.
Customer Supplied Items and Required Documentation. At least [***] prior to the commencement date of Manufacture for a Batch, Customer, at its sole expense, shall cause to be delivered to the Emergent Facility the following items: (a) the quantity of Customer Supplied Items as necessary to Manufacture the quantity of Product identified in a given Purchase Order; (b) if required by the Quality Agreement, a Certificate of Analysis for the Customer Supplied Items; (c) a Safety Data Sheet for the Customer Supplied Items and the Product; and (d) a signed Master Batch Record.
3.3.
Manufacturing. Emergent will not begin Manufacturing until it has received from Customer all of the items set forth in Section 3.2. Emergent may change the date upon which Manufacturing of a Batch commences upon written notice to Customer in the ordinary course of the management of the Emergent Facility but only where reasonably necessary and not for convenience alone; provided that Emergent will use commercially reasonable efforts to ensure that such new date will not be more than [***] later than the original date. Emergent will keep Customer informed of all changes to Emergent’s manufacturing schedule that could impact the Manufacturing commencement date of Customer Batches. In the event that (a) Customer fails to provide to Emergent the items set forth in Section 3.2 (and as a result a Batch cannot be Manufactured), (b) Customer provides to Emergent the items set forth in Section 3.2 more than [***] after the date such items were required to be delivered, or (c) Customer cancels a Batch, Customer will pay to Emergent the cancellation fees set forth in Exhibit B.
3.4.
General Labeling and Serialization. If the Services include labeling and/or serialization of the Product, Customer shall, in a timely manner to support these planned activities, provide Emergent with all relevant specifications which shall include, but not be limited to, date of manufacture or expiration as required, Batch specific identification and any necessary artwork and engineering drawings related thereto. Customer shall pay Emergent a cancellation fee equal to [***]% of the labeling, serialization, and packaging price, minus the Saved Costs (if any), for any delay by Customer in providing the specifications that results in Emergent not being able to label, serialize, or package any Batch of Product within [***] of the originally scheduled bulk packaging slot. Customer shall be responsible for any reasonable charges associated with (a) any delay by Customer in providing the specifications required by Emergent for such Services or (b) a label change, including but not limited to any rework or destruction of Product. To the extent Customer’s labeling specifications include any trademark or service mark of Customer, Customer hereby grants to Emergent a non-exclusive, limited license, during the Term of this Agreement, to use such marks solely for purposes of carrying out its obligations hereunder. All labeling specifications submitted by Customer shall comply with all Applicable Laws. Emergent shall not affix any other labeling to the Product, except with the prior written approval of Customer. Notwithstanding Emergent’s acceptance of Customer’s labeling specifications, Emergent shall not be responsible for any loss or liability incurred by Customer or any Third Party resulting from Emergent’s compliance with Customer’s labeling specifications and Customer agrees to indemnify and hold harmless Emergent, its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of the labeling specifications provided by Customer.
4.

PRODUCT RELEASE AND DELIVERY; STORAGE
4.1.
Release Documents. Emergent shall prepare the Release Documents specific to each Batch of Product, and shall submit them, at Emergent’s sole cost, to Customer or Customer’s designated representatives following completion of Quality Review. Release Documents and applicable test results and results of environmental monitoring shall not be considered final until completion of Quality Review.
4.2.
Delivery. Emergent shall not deliver any Product until the Release Date unless specifically authorized in writing by a representative of each Party to deliver under quarantine. Within [***] [***] after the Release Date, Emergent shall make the Product available for pickup EXW the Emergent Facility.
4.3.
Title and Risk of Loss. All Product delivered by Emergent to Customer hereunder will be delivered Ex Works the Emergent Facility. Title to and risk of loss of Product delivered hereunder will transfer from Emergent to Customer when Emergent makes the Batch available for pickup by Customer’s designated carrier, Ex Works Emergent Facility. Customer is solely responsible for all shipping costs. For clarity, Batches delivered hereunder will be deemed to be made available for pick up on the date that all requirements for release of such Batch that are within Emergent’s control are completed, or on the delivery date if delivered under quarantine, even if Emergent agrees to store such Product.
4.4.
Delivery Under Quarantine. Customer may request in writing and Emergent may agree in writing to deliver the Product under quarantine, prior to the issuance by Emergent of Release Documents; provided, however, Customer agrees not to introduce any such Product into clinical trials or interstate commerce until the receipt of Release Documents applicable to the Product. In such instance, an invoice will be sent as of the delivery date. Customer shall be solely responsible for, and shall indemnify and hold harmless Emergent, its Affiliates, and their respective directors, officers, employees, and agents, from and against any and all losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of the delivery or use of the Product prior to completion of Quality Review.
4.5.
Storage, Use, and Segregation of Customer Supplied Items, Work-in-Process, and Product. Emergent shall label and store all Customer Supplied Items, work-in-process, and the Product in its possession from the time of receipt at the Emergent

Facility until delivery of the Product EXW Emergent Facility in accordance with this Section and the Storage Guidelines. Emergent shall use the first-in first-out (FIFO) method of material usage, subject to the prudent and appropriate usage of the first expiring, first-out (FEFO) method, or unless otherwise directed in writing by Customer. Emergent shall ensure that all supplies of the Customer Supplied Items, works-in-process, and stocks of the Product are kept separate from and clearly distinguished from stocks and supplies held by Emergent in connection with manufacturing or packaging for itself or its other customers. Emergent will store a maximum of [***] [***] in final containers (combination of finished Product and work-in-process and rejected Batches) at one time. Upon reaching the maximum and upon written notice to Customer, and until Emergent has less than the maximum number of Batches at the Emergent Facility, no new Manufacturing dates will be scheduled and any previously scheduled dates may be suspended and postponed by Emergent without penalty to Emergent hereunder. Customer shall remain responsible for insuring Customer Supplied Items and the Product at all times while within Emergent’s Facility.
4.6.
Storage Fee. A storage fee at Emergent’s then-current rate [***] (which will be prorated for [***] during [***]) will apply to any Batch stored at Emergent commencing on the [***] following the issuance of the Certificate of Analysis. Customer shall pay a storage fee for any Customer supplied equipment if specified in a SOW.
4.7.
Disposal and/or Maintenance of Data. Except as necessary for Manufacturing or as otherwise required under this Agreement, Emergent shall not dispose of any Customer Supplied Items or Product in any form or at any stage of Manufacturing without the prior written approval of Customer. Emergent shall maintain and keep complete and accurate documentation of all validation data, stability testing data, Batch Records, quality control and laboratory testing, and any other data required under cGMPs. Notwithstanding the foregoing, Emergent may dispose of Customer Supplied Items, Product, and documentation in the event that such items have been inactive for [***], Emergent has provided Customer with notice of its intent to dispose of such items, and Customer has not responded to such written notice within [***].
5.

PRODUCT DEFECTS; LIABILITY FOR DEFECTIVE PRODUCT
5.1.
Development Services.

5.1.1 Customer acknowledges and agrees that the Development Services are experimental in nature and that a specific outcome (including a specific quantity of Product or Product meeting any particular specifications) is not guaranteed by Emergent. Except in the case of[***], Emergent shall not be considered to be in breach of this Agreement or otherwise held responsible for not reaching the desired outcome as set forth in a SOW for the Development Services and Customer shall be responsible for all fees and costs associated with the Development Services actually performed by Emergent, regardless of the outcome, except in the case of Emergent’s gross negligence or willful misconduct. If it is determined that failure to reach the desired outcome for Development Services as set forth in a SOW was caused by Emergent’s gross negligence or willful misconduct, then Emergent shall, at Customer’s request and as Customer’s sole and exclusive remedy, subject to Section 11.4, and as soon as it is commercially practical to do so following receipt of any required Customer Supplied Items and raw materials at Emergent’s cost and expense, re-perform such Development Services.

5.1.2 Customer may make whatever further use of material resulting from the Development Services as it shall determine, provided that such use does not violate any Applicable Laws. CUSTOMER IS SOLELY RESPONSIBLE FOR DETERMINING SUITABILITY OF PRODUCT FOR USE IN HUMANS AND FINAL RELEASE OF PRODUCT FOR USE IN HUMANS. EMERGENT SHALL IN NO WAY BE RESPONSIBLE FOR ANY CLAIMS, DEMANDS, LOSSES, LIABILITIES, EXPENSES OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANYWAY RELATED TO CUSTOMER’S USE IN HUMANS OF MATERIAL RESULTING FROM THE DEVELOPMENT SERVICES.

5.2.
Batch Defects. Customer shall notify Emergent in writing of any Batch that fails to meet Specifications (a “Defect”) within [***] of discovery of such Defect by Customer, but no later than [***] after delivery of such Batch to Customer.
5.3.
Investigation of a Defect. In any case where Customer provides Emergent with a notice in respect of a Defect in accordance with Section 5.2, Customer shall provide Emergent with a reasonable opportunity to inspect and/or test such Product. In the event that Customer does not notify Emergent of a Defect within the notification periods set forth in Section 5.1, Customer will be deemed to have accepted the applicable Batch(es).
5.4.
Testing for Defects. In the event of any dispute as to whether the Batch may be rightfully rejected by Customer by reason of a Defect, such Product shall be tested for conformance with the applicable Specifications by an independent testing organization mutually acceptable to both Parties which analysis shall be binding on Customer and Emergent solely for the purpose of determining whether such Batch met Specifications. The Party who was wrong pays for the costs associated with the independent testing. Customer shall not under any circumstances dispose of any Product claimed by Customer or determined by independent testing organization to be non-conforming to Specifications without Emergent’s prior written consent. All or part of any delivery of Product determined to have been rightfully rejected by Customer shall be held by Customer for disposition by Emergent, at Emergent’s expense.
5.5.
Liability for Defective Batches. If (a) Customer provides notice of a Defect within the time periods set forth in Section 5.1, or (b) Emergent’s Certificate of Analysis for such Batch indicates that such Batch fails to meet Specifications, and in either case it is determined that such Batch does not meet Specifications solely as a result of [***], then Emergent shall, at Emergent’s option, as Customer’s sole and exclusive remedy and subject to Section 11.4, either: (i) replace the non-conforming Batch at no additional charge to Customer other than the original Batch Price as soon as commercially practicable to do so following receipt of any required Customer Supplied Items and Materials at no cost to Emergent; or (ii) credit or refund to Customer the amount paid by Customer for such defective Batch. If a Batch fails to meet Specifications for any cause other than as a result of [***], then Emergent shall have no liability to Customer with respect to such Batch and Customer shall pay Emergent for such Batch and any fees associated with any dispute regarding such Batch (including any Arbitrator and Third Party laboratory fees). The Parties agree that manufacturing deviations and investigations that occur during the Services and do not cause a Batch to be non-compliant with Specifications shall not be deemed to cause a Batch to be non-conforming. Emergent shall not be liable for any non-conformity arising from Customer’s written instructions, or defective, contaminated, or non-conforming Customer Supplied Items or Materials.
6.

PRICE & TERMS OF PAYMENT
6.1.
Price and Payment Terms. The applicable Batch Price to be paid by Customer to Emergent for Manufacturing each Batch of Product hereunder, and the fees and costs for any other Services applicable to commercial Manufacturing, along with timing of invoices, shall be agreed upon in an amendment to this Agreement. Emergent shall invoice Customer for any Development Services and for any other Services as set forth in the applicable SOW. Amounts set forth in any SOW or incorporated by amendment are not inclusive of sales or use taxes or similar taxes that may be applicable to the Services. Customer shall pay all undisputed invoiced amounts by wire transfer to the account designated by Emergent within [***] following receipt of invoice. Late payments shall bear interest [***] or [***]. All prices shall be set forth in USD.
6.2.
Ex Works. All prices are EXW the Emergent Facility. Customer shall be solely responsible for all shipping costs and charges.
6.3.
Pricing Adjustments. Commencing the calendar year after the Effective Date and on an annual basis thereafter, the Batch Price for the Product and the price for any other Services may be increased as set forth below by way of written notification from Emergent to Customer. Any changes to the price will be based on the [***] in [***], as [***] by [***]. For purposes of the [***] [***] [***], the [***] for the preceding [***] and the [***] prior will be used. Additionally, Emergent may, in addition to the annual increase described above, increase the pricing for Manufacturing or pricing set forth in any SOW if [***] [***] due to [***] in [***] or [***] [***] [***] [***] [***] [***] [***] [***] [***]. Emergent will notify Customer in writing and, subject to confidentiality obligations to Third Parties, provide suitable justification and verification data for any such increase prior to any change in pricing.
7.

REPRESENTATIONS & WARRANTIES
7.1.
Warranties by both Parties. Each Party represents and warrants that:
7.1.1.
it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, to conduct its business as currently conducted, to enter into this Agreement, and to consummate the transactions contemplated by this Agreement;
7.1.2.
neither the execution, delivery nor performance of this Agreement by such Party violates or conflicts with, or will violate or conflict with, any provision of such Party’s organizational or governing documents or instruments, nor are there any inconsistencies, to the best of such Party’s knowledge, between the terms of this Agreement and any of such Party’s obligations to Third Parties or under Applicable Law, which bind or encumber it or its property;
7.1.3.
the execution, delivery and performance of this Agreement has been duly authorized by such Party’s appropriate authorizing authority or other applicable governing body and by any other necessary corporate or other legal actions of such Party, and this Agreement constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally;
7.1.4.
there are no actions, suits, claims, or proceedings (pending or threatened) against, by, or affecting such Party in any court or before any arbitrator or governmental agency or authority that may have a material adverse effect on such Party’s assets, its financial condition, the operation of its business, or its ability to perform its obligations under this Agreement.
7.2.
Additional Warranties by Emergent. Emergent represents and warrants that (a) it will perform the Manufacturing and related Services in a workmanlike manner, subject to customary professional standard of requisite care, skill and diligence, in accordance with cGMPs, if applicable and Applicable Laws; (b) as of the Release Date, the Product will not, due to the fault of Emergent, be adulterated or misbranded under any Applicable Law; (c) to the extent Emergent incorporates any Emergent Background IP into the Product or uses such Emergent Background IP to provide Services or manufacture Product, such Emergent Background IP does not knowingly infringe any Third Party Intellectual Property Right, (d) as of the Effective Date, Emergent has all material licenses and permits reasonably required to perform the Services at the Emergent Facility in accordance with Applicable Laws, and (e) neither Emergent, its Affiliates or, to Emergent’s knowledge, approved subcontractors used to perform Services under this Agreement, (i) has been debarred, or is subject to a pending debarment, or will use in any capacity in connection with the Services any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (ii) has been listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise been made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), (iii) has been convicted of a criminal offense related to the provision of healthcare items or services or (iv) is subject to any such pending action, or is the subject of a conviction or pending action described in such sections.
7.3.
Additional Warranties by Customer. Customer represents and warrants that:
7.3.1.
it owns and/or has the right to provide to Emergent (a) all Customer Supplied Items, and (b) Customer Confidential Information (including, without limitation, any portion of the Manufacturing Process and documentation supplied by Customer to Emergent);
7.3.2.
(a) no Third Party has filed, pursued, maintained, or threatened in writing to file, pursue, or maintain any claim, lawsuit, charge, complaint, or other action alleging infringement of any Third Party Intellectual Property Rights based on the Product or the Manufacture, use, import, offer for sale, sale, or distribution of the Product; (b) its supply to Emergent of the Customer Supplied Items and Customer Confidential Information, and Emergent’s use thereof in accordance with the terms of and in performance of its obligations under this Agreement, does not infringe any Third Party Intellectual Property Rights for which Customer lacks the right to grant Emergent a valid license or sublicense to Manufacture the Product and/or perform the Services hereunder; (c) the Manufacturing Process does not knowingly infringe any Third Party Intellectual Property Rights for which Customer lacks the right to grant Emergent a valid license or sublicense to Manufacture the Product; and (d) the Product, or the Manufacture, use, import, offer for sale, sale, or distribution thereof, does not and will not violate the Intellectual Property Rights of any Third Party, and Customer is not engaged in the theft or misuse of any Third Party’s trade secret information regarding the Manufacture, use, import, offer for sale, sale, or distribution of Product;
7.3.3.
all Customer Supplied Items have been or will be manufactured in accordance with cGMP and relevant specifications set forth in the Master Batch Record, and no specific safe handling instructions are applicable to any such Customer Supplied Items, except as disclosed to Emergent in writing by Customer in sufficient time for review by Emergent and prior to delivery to Emergent;
7.3.4.
all Batches of Product delivered by Emergent to Customer will be stored, labeled, distributed, sold, and/or used or disposed of by Customer in a safe and responsible manner, and in accordance with all Applicable Laws;
7.3.5.
if the Product is intended for distribution, use, and/or sale outside of Canada, all necessary export licenses are in place or will be in place at the time of export, and that the export, distribution, use, and/or sale comply with all Applicable Laws of each country where the Product will be distributed, offered for sale, sold and/or used; and
7.3.6.
(a) Customer will obtain any required approval by a Governmental Authority (including Regulatory Approvals), whether federal, state, local or foreign, for the purpose for which the Product is intended to be used, manufactured, or sold, for which such approval has not been obtained; and (b) there is no action or proceeding by Health Canada, the FDA or any other Governmental Authority or Regulatory Authority threatened against Customer relating to safety or efficacy of the Product.
7.4.
Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 7.1, 7.2 and 7.3 BOTH PARTIES HEREBY DISCLAIM ALL CONDITIONS, WARRANTIES, AND STATEMENTS IN RESPECT OF THE PRODUCT, MATERIALS AND customer supplied items, AND WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY SUCH CONDITION, WARRANTY, OR STATEMENT RELATING TO NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS. EMERGENT HAS NOT PARTICIPATED IN THE RESEARCH AND DEVELOPMENT OF THE PRODUCT, NOR HAS EMERGENT IN ANY WAY EVALUATED THE PRODUCT’S SAFETY OR EFFICACY IN HUMANS OR OTHERS.
8.

QUALITY AGREEMENT; AUDITS; RECALLS
8.1.
Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of the Product shall be allocated between Customer and Emergent as set forth in the Quality Agreement.
8.2.
Manufacturing Audits. With reasonable advance notice to Emergent and on mutually agreed upon dates and during normal business hours during the Term, Customer shall have the right to (a) perform, directly or, subject to a confidentiality agreement acceptable to Emergent, through its representatives, [***] [***] of the Emergent Facility per [***], and (b) perform a “for cause” audit of the Emergent Facility in accordance with the terms of the Quality Agreement. Such audits shall (i) be limited to a maximum of [***] personnel or representatives, (ii) not occur in areas of Emergent Facility when Emergent is conducting activities for other customers, and (iii) be a maximum of [***] in duration per audit. All Product and/or Manufacturing Process specific audits or inspections by Regulatory Authorities associated with the territories/countries in which Customer has marketing/sales responsibility must be agreed upon in advance by Emergent and any such agreed upon audits will be invoiced to Customer in the amounts set forth in a Change Order. Customer shall be solely responsible for all Third Party costs of all audits. Emergent may require all Customer personnel or representatives visiting or having access to the Emergent Facility to agree in writing to abide by all relevant Emergent standard policies, operating procedures, and security procedures as established by Emergent and communicated to Customer in writing. Customer will also have the right to conduct a “mock” pre-approval audit at a time mutually agreed upon in a SOW or Change Order, and Emergent agrees to cooperate with Customer in such “mock audit” at Customer’s sole cost and expense.
8.3.
Recalls. As set forth in the Quality Agreement, Customer shall notify Emergent promptly if any Product Manufactured by Emergent hereunder is the subject of a recall, market withdrawal, field alert or correction, or seizure (a “Recall”). Unless such Recall was the result of any gross negligence or willful misconduct of Emergent, Customer shall (a) bear the cost of, and be responsible for conducting or responding to, all Recalls of Product, (b) remain obligated to pay Emergent in accordance with this Agreement for any Product Manufactured by Emergent that is subject to a Recall, and (c) reimburse Emergent for its out-of-pocket expenses related to the Recall, if any.
9.

 REGULATORY MATTERS
9.1.
Regulatory Documentation. Any Customer requests for documents or other work product that do not exist as of the date of such request, or other substantive requests for assistance in compiling any filing for a Regulatory Authority, shall be subject to a mutually acceptable Change Order setting forth such additional Services and the amounts payable by Customer therefore.
9.2.
Regulatory Communications and Correspondence. Any and all communications from the FDA or other Regulatory Authorities related to the Manufacture of the Product at the Emergent Facility that are addressed to Emergent shall be handled in accordance with the terms and conditions of the Quality Agreement (if applicable), or shall be handled solely by Emergent with input from Customer as necessary. Emergent will provide Customer with copies of all such communications and will give Customer the opportunity to review any proposed communications from Emergent to the FDA or other Regulatory Authorities as they specifically relate to the Product and redacted to preserve third party confidentiality. Notwithstanding the foregoing, Emergent shall have complete control and final decision as to form and content of such communications; provided that Emergent shall take all proposed comments from Customer into account in good faith.
9.3.
Regulatory Authorities. Customer shall be solely responsible for handling all filings with, and inquiries/requests and communications from, Regulatory Authorities with respect to the Product. As reasonably requested by Customer, Emergent shall reasonably cooperate in responding to such inquiries/requests and communications to the extent they pertain to Emergent’s Manufacture of the Product at the Emergent Facility, and Customer shall reimburse Emergent for all reasonable out of pocket third party costs and expenses incurred by Emergent in connection with any such assistance. For clarity, under no circumstance shall Emergent be required to sign, as an applicant or in any other capacity, any filing with any Regulatory Authority in any country relating to the approval, sale, use, or distribution of Product. Prior to naming Emergent in any submission to a Regulatory Authority, Customer shall notify Emergent and provide copies of the portions of such regulatory submissions naming Emergent and relevant to the Services to Emergent for review and reasonable opportunity to comment, at Customer’s sole expense and as further set forth in a SOW or Change Order.
10.

 INTELLECTUAL PROPERTY
10.1.
Background Intellectual Property. Each Party acknowledges and agrees that: (a) the Customer Background IPshall remain owned or Controlled by Customer; and (b) the Emergent Background IP shall remain owned or Controlled by Emergent.
10.2.
No License. The Parties acknowledge and agree that unless otherwise expressly granted herein nothing in this Agreement shall act as any grant of a license or transfer of the other Party’s Intellectual Property Rights.
10.3.
Foreground Intellectual Property.
10.3.1.
Customer will solely own any and all Foreground Intellectual Property that is specific to and not severable from the Product, excluding any Foreground Intellectual Property related to the Manufacturing Process (“Customer Foreground IP”).
10.3.2.
Emergent will own any and all Foreground Intellectual Property that is not owned by Customer pursuant to Section 10.3.1, including but not limited to any Foreground Intellectual Property related to the Manufacturing Process (“Emergent Foreground IP”).
10.3.3.
Emergent hereby irrevocably assigns to Customer, and shall procure that its Affiliates and all employees and contractors performing the Services irrevocably assign to Emergent, all right, title and interest in and to all Customer Foreground IP immediately on its coming into existence. To the extent that full legal title to any such Intellectual Property Rights so arising shall fail automatically to belong to Customer by virtue of the above provisions, Emergent shall hold such right in trust for Customerabsolutely and shall (notwithstanding the prior expiration or termination of this Agreement for any reason) forthwith at the request and reasonable expense of Customer, take all actions requested by Customer, including executing documents of assignment, to vest title to all such Intellectual Property Rights in Customer.
10.3.4.
Customer hereby assigns to Emergent, and shall ensure that its Affiliates and all employees and agents irrevocably assign to Customer, all right, title and interest in and to all Emergent Foreground IP immediately on its coming into existence. To the extent that full legal title to any such Intellectual Property Rights so arising shall fail automatically to belong to Emergent by virtue of the above provisions, Customer shall hold such right on trust for Emergent absolutely and shall (notwithstanding the prior expiration or termination of this Agreement for any reason) forthwith at the reasonable request and reasonable expense of Emergent, take all actions requested by Emergent, including executing documents of assignment, to evidence or vest title to all such Intellectual Property Rights in Emergent.
10.4.
Right to File for Protection. Each Party shall be responsible for the preparation, prosecution (including, without limitation, any interferences, reissue proceedings, and reexaminations), and maintenance of its own Intellectual Property Rights that belong to such Party pursuant to this ARTICLE X at its sole cost and expense. Each Party agrees to cooperate so far as reasonably necessary, upon request of the other Party and at the requesting Party’s expense, to assist or enable the requesting Party to obtain or maintain any Intellectual Property Rights in or to any Foreground Intellectual Property that belong to such Party under this ARTICLE X. Customer shall not have any right to file, prosecute, maintain, enforce or defend any Intellectual Property Rights or registrations thereof for any of the Manufacturing Process or any improvements or changes thereto.
10.5.
Licenses to Emergent. During the Term of this Agreement, Customer hereby grants, or shall procure the grant, to Emergent a non-exclusive, worldwide, sub-licensable (to Emergent’s Affiliates or Customer approved subcontractors) but otherwise nontransferable, royalty free license (or sublicense, as applicable) under the Customer Background IP and any Customer Foreground IP solely to the extent the same are necessary for the performance of the Services hereunder.
10.6.
License to Customer. Subject to payment in full by Customer of all amounts due to Emergent hereunder, Emergent hereby grants to Customer a perpetual, non-exclusive, fully paid up, world-wide, royalty free license (with the right to grant sublicenses through multiple tiers but only in accordance with the rights granted in this ARTICLE X) under the Emergent Foreground IP solely to the extent necessary to exploit Product or to have Product manufactured by a Third Party (including an Affiliate of Customer); provided that during the term of this Agreement such license shall be used by an Alternative Source only in compliance with the terms of Section 14.1.1. This license does not prevent Emergent from granting a license to or making any use of Emergent Foreground IP.
10.7.
Necessity; Trade Secrets; Confidentiality. Customer acknowledges and agrees that the Manufacturing Process, all documents and records describing or otherwise related to the Manufacturing Process (the “Manufacturing Documentation”), and any improvements or changes to the Manufacturing Process are the proprietary, confidential know-how of Emergent of which some portions are further protected as trade secrets (as such term is defined in the Defend Trade Secrets Act of 2016 (DTSA), 18 U.S.C. § 1836, et seq, the Economic Espionage Act of 1996, 18 U.S.C. § 1839 or other Applicable Law). Customer shall consider the Manufacturing Process, the Manufacturing Documentation, any changes or improvements to the Manufacturing Process, and all trade secrets contained therein as Emergent Confidential Information under this Agreement, shall strictly adhere to its confidentiality obligations under this Agreement with respect to such Confidential Information, and hereby acknowledges and agrees that the remedy at law for any breach of this Section may be inadequate and that Emergent shall be entitled to seek injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section; provided that Emergent shall not, under any circumstance, seek an injunction preventing the sale or delivery of the Product during the Term of this Agreement.
10.8.
Notification of Infringement Claims. Each Party shall promptly inform the other Party if it receives written notice of any claim or potential claim or allegation relating to infringement or alleged infringement of any Third Party Intellectual Property Right by virtue of Customer’s or Emergent’s use of the CustomerSupplied Items or the Manufacture of Product. Customer shall use its reasonable efforts to resolve the matter within [***]. In addition to all other remedies available to Emergent, if Customer does not resolve the matter within such [***] period then Emergent may, in its discretion, suspend the Services until such time as the matter is resolved or terminate this Agreement.
11.

 INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE
11.1.
Indemnification by Emergent. Subject to the limitations set forth in Section 11.4 below, Emergent shall indemnify, defend, and hold harmless Customer, its Affiliates and their respective directors, officers, employees, and agents, from and against any and all losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees and expenses), arising out of claims by Third Parties as a result of: (a) Emergent’s breach of this Agreement; (b) any claim alleging that the Emergent Background IP infringes any Third Party Intellectual Property Right, and (c) the negligence or willful misconduct of Emergent or its Affiliates or their directors, officers, employees, or agents in the performance of the Services under this Agreement; except in each case (a) and (c) to the extent Customer is obligated to indemnify Emergent pursuant to Section 11.2.
11.2.
Indemnification by Customer. Customer will indemnify, defend, and hold harmless Emergent, its Affiliates and their respective directors, officers, employees, and agents, from and against any and all losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of claims by Third Parties as a result of: (a) the promotion, handling, distribution, import and export, marketing, sale, or use of Product by Customer or any Third Party, including without limitation any product liability claim; (b) any Recall of Product; (c) the failure of Customer to timely file any required applications, notices, reports, or other information with the FDA or other Regulatory Authorities; (d) the negligence or willful misconduct of Customer, its directors, officers, employees, or agents in the performance of its obligations under this Agreement; (e) any alleged or actual infringement or misappropriation of Third Party Intellectual Property Rights in the performance of the Services, in the Product or any portion thereof, in the manufacture of the Product, or resulting from the use of any Customer information, data, or property, including but not limited to Customer Supplied Items, in the performance of this Agreement; or (f) Customer’s breach of this Agreement; except in each case (a) through (f) to the extent Emergent is obligated to indemnify Customer pursuant to Section 11.1.
11.3.
Indemnification Procedures. Promptly after a Party (the “Indemnified Party”) obtains knowledge of the existence or commencement of any claim or proceeding subject to indemnification hereunder by the other Party, such Indemnified Party will notify the other Party (the “Indemnifying Party”) of such claim or proceeding in writing; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby. The Indemnifying Party will assume the defense and settlement of such claim or proceeding with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s sole risk and expense; provided, however, that the Indemnified Party: (a) may join in the defense and settlement of such claim or proceeding and employ counsel at its own expense; and (b) will reasonably cooperate with the Indemnifying Party in the defense and settlement of such claim or proceeding. The Indemnifying Party may not settle any claim or proceeding without the Indemnified Party’s written consent, unless such settlement (i) includes a release of all covered claims or proceedings pending against the Indemnified Party; (ii) contains no admission of liability or wrongdoing by the Indemnified Party; and (iii) imposes no obligations upon the Indemnified Party.
11.4.
Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW:

(a) IN NO EVENT SHALL EMERGENT HAVE ANY LIABILITY FOR THE LOSS OR DAMAGE, THE REPLACEMENT, OR THE COST OR VALUE, OF ANY CUSTOMER SUPPLIED ITEM, INCLUDING BUT NOT LIMITED TO ANY PLASMA, CELL BANK, ACTIVE PHARMACEUTICAL INGREDIENT, SAMPLES, AND/OR EQUIPMENT UNLESS SUCH LOSS OR DAMAGE RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EMERGENT OR ITS EMPLOYEES. without limiting the generality of the foregoing, EMERGENT HAS NO LIABILITY FOR the CUSTOMER SUPPLIED ITEMS during the processing OR MANUFACTURING OF PRODUCT nor for any LOSS or damage OF CUSTOMER SUPPLIED ITEMS CAUSED BY A CONFORMING OR NON-CONFORMING BATCH UNLESS SUCH LOSS OR DAMAGE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EMERGENT OR ITS EMPLOYEES.

(b) IN NO EVENT SHALL EMERGENT OR CUSTOMER BE LIABLE UNDER THIS AGREEMENT FOR THE COST OF SUBSTITUTE SERVICES, DAMAGES FOR DELAYS, LOSS OF USE, DATA, REVENUE OR PROFIT, OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT EMERGENT OR CUSTOMER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, Emergent shall have no responsibility or obligation to customer for any delay encountered by customer in its product development or product approval process resulting from Emergent’s actions or inactions.

(c) THE COST OF ANY RECALL SHALL BE BORNE BY CUSTOMER, AT CUSTOMER’S SOLE COST UNLESS SUCH RECALL RESULTED FROM EMERGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) IN ADDITION TO THE FOREGOING, EMERGENT’S AGGREGATE LIABILITY TO CUSTOMER HEREUNDER, FOR ANY REASON WHATSOEVER, INCLUDING WITHOUT LIMITATION FOR ANY AND ALL BREACHES OF ITS REPRESENTATIONS, WARRANTIES, OR ANY OTHER OBLIGATIONS UNDER THIS AGREEMENT, IS LIMITED TO [***] OF THE FEES PAID BY CUSTOMER TO EMERGENT FOR THE BATCH OR SERVICE IN A SOW GIVING RISE TO THE CLAIM; PROVIDED THAT THIS SHALL NOT APPLY IN THE CASE OF ANY LOSS ARISING FROM (I) EMERGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) [***]. EMERGENT’S TOTAL AGGREGATE LIABILITY TO CUSTOMER WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS SHALL NOT EXCEED [***] OVER THE TERM OF THE AGREEMENT; PROVIDED THAT SUCH AMOUNT SHALL [***].

11.5.
Insurance. Emergent and Customer, each at their own expense, shall obtain and thereafter maintain during the Term, with insurers currently rated A-VII or better by A.M. Best:
(a)
workers’ compensation as required by all applicable laws and Employer’s Liability insurance with a policy limit of not less than [***] ($[***]);
(b)
Commercial General Liability insurance including contractual liability with minimum limits of $[***] for each occurrence and in the aggregate;
(c)
Excess or umbrella insurance with minimum limits of $[***]each occurrence and in the aggregate;
(d)
And for [***] thereafter, products liability, and solely with respect to Customer clinical trial insurance coverage, exclusive of the above coverage for general liability, with a per claim limit of [***] (US$[***]) and an aggregate limit of [***] (US$[***]). Emergent shall be covered as an additional insured on Customer’s product liability and clinical trial insurance policy.

Each Party will provide the other Party a certificate of insurance upon written request therefore. All insurance policies afforded by Customer shall be primary to and not contributing to any other insurance or self-insurance maintained by Emergent. Customer shall cause each insurer of coverage required under this Section 11.5 to waive its subrogation rights against Emergent. The limits required under this Agreement can be satisfied through any combination of primary and umbrella/excess insurance.

12.

 CONFIDENTIALITY
12.1.
Confidentiality. During the Term of this Agreement and for a period of [***] following expiration or termination of this Agreement, the Recipient agrees not to use the Confidential Information disclosed to it by the Discloser for its own use or for any purpose except to carry out its obligations hereunder. The Recipient will not disclose such Confidential Information to Third Parties except to the directors, officers, employees, subcontractors, auditors, or financial or legal advisers of the Recipient or those of its Affiliates (“Representatives”) who have a need to know such Confidential Information solely for the purposes of carrying out the Recipient’s obligations hereunder and only to the extent necessary for such purposes. The Recipient agrees that it will take all reasonable steps to protect the secrecy of and avoid disclosure or use of the Confidential Information of the Discloser in order to prevent it from falling into the public domain or the possession of unauthorized persons, including, without limitation, those steps that the Recipient takes to protect the confidentiality of its own confidential information which steps shall be no less than those required to satisfy a reasonable standard of care. The Recipient agrees to notify the Discloser in writing of any misuse or misappropriation of such Confidential Information of the Discloser of which the Recipient becomes aware and to cooperate with the Discloser in every reasonable way to help the Discloser regain possession of the Confidential Information and prevent its future unauthorized use.
12.2.
Exception to Nondisclosure Obligation. The Recipient may disclose Confidential Information as required by law, government or judicial order, or stock exchange listing standard, provided the Recipient gives the Discloser prompt notice of such requirement so that the Discloser may seek an appropriate protective order and complies with any such protective order (or equivalent) imposed on such disclosure. If, in the absence of a protective order, the Recipient is nonetheless, in the opinion of its counsel, required by law, government or judicial order, or stock exchange listing standard, to disclose any Confidential Information, disclosure may be made only as to that portion of the Confidential Information which the Recipient is advised in writing by counsel as legally required to be disclosed. The Recipient will exercise its best efforts to obtain assurance that confidential treatment will be accorded any Confidential Information which it is legally required to disclose.
12.3.
Publicity. Neither Party will, without the prior consent of the other Party, use the name of the other Party or any of its Representatives in any publicity, news release or advertising relating to this Agreement or the subject matter hereof, disclose to any other person the fact that Confidential Information of the other Party has been disclosed under this Agreement, or any of the terms, conditions, status or other facts with respect this Agreement, except as required by law or stock exchange regulation, and then only with prior notice as soon as possible to the other Party. If required by law or stock exchange regulation to make any announcement, the Party required to do so shall, to the extent permitted by law (a) consult with the other Party in connection with said announcement a reasonable time prior to its release to allow the other Party to comment thereon and to prevent its release if so permitted by law; and (b) promptly provide the other Party with a copy of the released announcement and all materials relating thereto. Without limiting any rights specified above, Customer shall have the right to publish or present the results of activities performed under this Agreement in a scientific publication but shall obtain Emergent’s written consent, not to be unreasonably withheld, conditioned, or delayed prior to naming Emergent in any scientific publication.
12.4.
Return of Materials. Upon expiration or termination of this Agreement, or at any time upon request of the Discloser, any Confidential Information which has been furnished by the Discloser to the Recipient will, upon the request and at the option of the Discloser, be promptly returned or destroyed, and (a) if returned, will be accompanied by all copies of such documentation, except for documentation which must be retained by the Recipient to comply with Applicable Law or for archival purposes, or (b) if destroyed, the Recipient shall provide the Discloser confirmation of the same.
12.5.
No Rights Granted. All Confidential Information is and shall remain the property of the Discloser. By disclosing Confidential Information to the Recipient, the Discloser does not grant any express or implied right or license to the Recipient to or under the Discloser’s patents, copyrights, trademarks, trade secret information or other Intellectual Property Rights.
12.6.
Rights and Remedies. Each Party agrees that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and thus, in addition to any other rights or remedies that may be available to it, the Discloser shall be entitled to such injunctive or equitable relief that may be deemed proper by a court of competent jurisdiction.
12.7.
Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this ARTICLE XII shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties with respect to the subject matter hereof. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

13.

TERM AND TERMINATION
13.1.
Term. Unless earlier terminated in accordance with the provisions of Section 13.2, the term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years from the date the Product obtains FDA approval (the “Term”). The Parties may mutually agree to extend the Term by execution of an amendment to this Agreement at any time prior to the expiration of the Term.
13.2.
Termination. This Agreement or any SOW may be terminated:
13.2.1.
by either Party immediately, in the event of an Insolvency/Bankruptcy Event with respect to the other Party;
13.2.2.
by Emergent immediately, or at Emergent’s discretion, suspended immediately, upon written notice to Customer if Customer fails to pay Emergent in full any undisputed amount due and payable in connection with this Agreement within thirty (30) days after receipt of written notice from Emergent of such failure;
13.2.3.
by either Party immediately, if the other Party has materially breached this Agreement and the breaching Party fails to cure such breach (i) within thirty (30) days after receipt of written notice thereof; or (ii) if such breach cannot be cured within such thirty (30) day period, such period of time as the breaching Party is diligently making efforts to cure such breach, but in no event more than ninety (90) days after receiving notice of such breach from the non-breaching Party.
13.2.4.
upon mutual written agreement by the Parties.
13.2.5.
by either Party, upon thirty (30) days prior written notice to the other Party, if, as a result of a Force Majeure Event, either Party is unable fully to perform its obligations under this Agreement for any consecutive period of ninety (90) calendar days.
13.3.
Notwithstanding the above, in no event shall notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the Party giving notice of failure to pay or breach under Sections 13.2.2 or 13.2.3 may have as a consequence of such failure or breach. Any right to terminate this Agreement or a SOW shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.
13.4.
Obligations and Duties Upon Termination.
13.4.1.
Release from Duties; Survival. If this Agreement or any SOW expires or is terminated, both Parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. All terms and conditions of this Agreement which, by their nature, are to be performed or apply following termination shall survive the termination of this Agreement including ARTICLE I(Definitions), Section 3.4 (General Labeling, solely with respect to Customer’s indemnification obligations), Section 4.4 (Delivery Under Quarantine, solely with respect to Customer’s indemnification obligations), Section 4.6 (Storage Fee), Section 4.7 (Disposal and/or Maintenance of Data), ARTICLE V (Product Defects; Liability for Defective Product), Section 6.1 (Price and Payment Terms), Section 8.3 (Recalls), Sections 9.2 and 9.3 (Regulatory Matters), ARTICLE VII (Representations and Warranties), ARTICLE X(Intellectual Property), ARTICLE XI (Indemnification; Limitation on Liability; Insurance), ARTICLE XII (Confidentiality), this Section 13.4(Obligations and Duties Upon Termination), and ARTICLE XIV(Miscellaneous).
13.4.2.
Return of Customer Supplied Items. Upon expiration or termination of this Agreement or a SOW, Emergent shall promptly, at Customer’s sole cost and expense, return Ex Works Emergent Facility or, at Customer’s election, destroy, all quantities of Customer Supplied Items that are in Emergent’s possession as of the date of expiration or termination of this Agreement or the applicable SOW.
13.4.3.
Batches in Process; Storage. Batches that are in process as of the effective date of any expiration or termination hereunder shall not be cancelled without the mutual agreement of the Parties, and this Agreement shall continue to survive with respect to those in-process Batches. Batches that have been fully Manufactured as of the date of such expiration or termination, but for which Quality Review has not been completed, shall remain subject to the terms of this Agreement. If any such Batches remains at the Emergent Facility for a period longer than [***] after the issuance of the Certificate of Analysis, Customer shall pay storage fees for such Batch(es) as set forth in Section 4.6.
13.4.4.
Outstanding Payment Obligations. Termination of this Agreement or any SOW, for whatever reason, shall not affect the obligation of either Party to make any payments for which it is liable prior to or upon such termination. Upon expiration or termination of this Agreement or any SOW, Customer shall promptly pay to Emergent (a) all amounts due for any Services completed as of the date of termination, (b) all amounts payable for any Services that have been initiated and/or are in progress as of the termination date; (c) any payment due under Section 3.1.3 for failure to satisfy the minimum purchase requirements; (d) all applicable cancellation fees as set forth in Section 3.3 and Exhibit B; and (e) the costs plus administrative fee for all Materials ordered as of the date of termination that cannot be cancelled without penalty or returned for full credit. Additionally, if this Agreement is terminated by Emergent pursuant to Sections 13.2.1, 13.2.2 or 13.2.3, Customer shall pay to Emergent within [***] following the termination date an amount equal to the Minium Annual Aggregate Spend as set forth in Section 3.1.3,for each calendar year of the remaining Term if this Agreement had not been terminated (taking into account all the quantity purchased in the calendar year of termination) minus the Saved Costs (if any). For example, if Emergent terminates this Agreement pursuant to Section 13.2.3 in year three, then Customer would pay Emergent an amount equal to the applicable Minium Annual Aggregate Batch Price in calendar years four and five minus the Saved Costs (if any) in addition to the remaining Minium Annual Aggregate Batch Price for year three minus the Saved Costs (if any).
14.

 MISCELLANEOUS
14.1.
Exclusive Rights.
14.1.1.
Except as provided below, Emergent shall have the sole and exclusive right to Manufacture the Product during the Term of this Agreement. Customer may contract with a Third Party (or an Affiliate of Customer) in order to establish a second source to manufacture the Product (the “Alternative Source”); provided that Customer shall only purchase Product from such Alternative Source (or complete the manufacture of Product through an Affiliate of Customer) in the event that (a) Emergent is unable to commence Manufacture of Product within [***] of a planned Manufacture start date for any reason (other than as a result of Customer’s failure to provide Emergent with the items set forth in Section 3.2), (b) Emergent is unable to meet 100% of Customer’s requirements for the Product for any reason (other than as a result of Customer’s failure to provide Emergent with the items set forth in Section 3.2), (c) Emergent does not accept Purchase Orders to Manufacture Batches in excess of the Minimum Annual Aggregate Spendspecified in Section 3.1.3, or (d) a Force Majeure Event delays or prevents the timely delivery of Product. In all cases, Customer shall only be permitted to purchase the quantity(ies) of Product from the Alternative Source that Emergent is either unable to manufacture or declines to manufacture, in either case for any reason.
14.1.2.
The Parties further acknowledge and agree that Emergent and/or its Affiliates may develop and manufacture products competitive to the Products, provided that Emergent shall not use or disclose Customer Confidential Information, Customer Background IP, or Customer Supplied Items in connection with any development, manufacturing, or exploitation of any product other than the Product. Except for this Section 14.1 and the intellectual property provisions and obligations of confidentiality and non-use set forth in this Agreement,nothing herein restricts Emergent and/or its Affiliates from developing, manufacturing, supplying, or in any other manner exploiting any and all such competitive products.
14.2.
Independent Contractor. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.
14.3.
Governing Law. This Agreement shall be construed, and legal relations between the Parties hereto shall be determined, in accordance with the laws of the state of Delaware, excluding conflict of law rules.
14.4.
Assignment. This Agreement shall be binding upon the successors and assigns of the Parties. No Party may assign this Agreement in whole or in part without the prior written consent of the other Party, except that either Party may assign this Agreement without the consent of the other Party to (a) an Affiliate; or (b) a Third Party in connection with the sale or transfer to such Third Party of all or substantially all of the business or assets to which this Agreement relates, or in connection with a merger, consolidation, acquisition, or other form of business combination. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.
14.5.
Disputes. Except with respect to disputes arising under Section 5.5 (which shall be addressed as set forth in Section 5.5), the Parties shall first attempt in good faith to settle any dispute arising hereunder promptly by negotiations between representatives of Customer and Emergent who have authority to settle the controversy. If the Parties are unable to resolve such dispute within [***] following the referral of the dispute to such representatives, such dispute shall be solely and finally settled by arbitration, which shall be conducted in Gaithersburg, Maryland or virtually by a panel of three arbitrators (the “Arbitrators”). Each Party shall appoint (1) arbitrator within [***] of the commencement of arbitration, and the two-Party appointed arbitrators shall jointly select the third arbitration, who shall serve as chair of the tribunal. The Parties hereby renounce all recourse to litigation and agree that the award of the Arbitrators shall be final and subject to no judicial review. The Arbitrator shall conduct the proceedings pursuant to the American Arbitration Association Commercial Arbitration Rules, as now or hereafter amended. All substantive questions of law shall be determined under the laws of Delaware (without regard to the principles of conflict of laws). Judgment on the award of the Arbitrator may be entered into any court having jurisdiction over the Party against which enforcement of the award is being sought, and the Parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The Party whom the Arbitrators determine is the prevailing Party in such arbitration shall receive, in addition to any other award pursuant to such arbitration, reimbursement from the other Party of all reasonable legal fees and costs associated with such arbitration.
14.6.
Cumulative Remedies. Except as expressly set forth in this Agreement, no remedy conferred upon either of the Parties by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

14.7.
Notice. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by email (with documented evidence of receipt), to the addresses of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to Emergent:

Emergent BioSolutions Inc.
300 Professional Drive
Gaithersburg, Maryland 20879
Attention: SVP, BU Head CDMO
Email: [***]

With a copy to:

[***]

If to Customer:

SAB Biotherapeutics, Inc.
777 W 41st St. Suite 401
Miami Beach, FL 33140
Attention: Christoph Bausch
Email: [***]

14.8.
Compliance with Applicable Laws. In all activities undertaken pursuant to this Agreement, both Emergent and Customer covenant and agree that each will in all material respects comply with all Applicable Laws, as may be in effect at the time of performance.
14.9.
No Waivers; Delays or Omissions. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any same term, provision or condition or of any other term, provision or condition of this Agreement. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any Party hereto shall impair any such right, power, or remedy to such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver shall be effective unless made in writing and signed by the waiving Party.
14.10.
Severability. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement. It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal or unenforceable, the Parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the Parties. If the Parties cannot reach agreement upon such a substitute term or provision within [***] after the original term or provision is held void, illegal or unenforceable, then the matter shall be settled by binding arbitration in accordance with Section 14.5.
14.11.
Entire Agreement; Amendment. This Agreement, including the attached Exhibits, SOWs, applicable Change Orders, and the Quality Agreement, constitutes the entire understanding and contract between the Parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. In the event of any inconsistency between this Agreement and a SOW or the Quality Agreement, this Agreement shall control, except for matters related solely to quality control and assurance, in which instance the Quality Agreement will control. It is expressly understood and agreed that this Agreement shall not be modified, amended, or in any way altered except by an instrument in writing signed by both Parties.
14.12.
Allocations of Risk. Each provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is to allocate the risks of this Agreement between the Parties and each Party acknowledges that such allocation of risk is reflected in the pricing offered by Emergent to Customer and is an essential element of the basis of the bargain between the Parties.
14.13.
Force Majeure. No Party shall be in breach of this Agreement, nor shall a Party be liable to the other Party for expense or damages of any kind, if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) when such failure is due to an act of God, emergency order of government, or other circumstances beyond its reasonable control, whether or not foreseeable, including but not limited to facility shutdown, cybersecurity attacks, supplier delays or failures, shortages of Materials, equipment failure, fire, flood, acts of terrorism, epidemics or pandemics, civil commotion, riot, war (declared and undeclared), embargoes, revolution, labor disputes, or action by government including delays in obtaining governmental approvals (each, a “Force Majeure Event”). Such failure shall be excused for the duration of such Force Majeure Event and for such a time thereafter as is reasonably to enable the Parties to resume performance under this Agreement. Each Party agrees to give the other Party prompt written notice (and in any event within [***] ) of the occurrence of any Force Majeure Event, the nature thereof, the extent to which the affected Party will be unable to fully perform its obligations under this Agreement and expected duration thereof. Such Party will also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement. A Party affected by a Force Majeure Eventwill use its commercially reasonable efforts to remedy, remove, or mitigate such event and the effects thereof. Upon termination of Force Majeure Event, the performance of any suspended obligation or duty will promptly recommence.
14.14.
No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
14.15.
Headings; Exhibits. Section headings are for convenient reference and shall not affect the interpretation of this Agreement. All Exhibits referred to herein form an integral part of this Agreement and are incorporated herein by such reference.
14.16.
Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute the same instrument. This Agreement may be executed by electronic signature, .pdf or original signature, and an electronic signature or .pdf shall be deemed to be and shall be as effective as an original signature.
14.17.
Currency. Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.
14.18.
Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement shall take effect as of the Effective Date when it has been executed below by the duly authorized representatives of the Parties.

EMERGENT BIOSOLUTIONS CANADA INC.

By:

Name:

Title:

SAB BIOTHERAPEUTICS, INC.

By:

Name:

Title:

EXHIBIT A

PRODUCT(S)

[***]

EXHIBIT B

CANCELLATION FEES

For Development Services:

Notification Prior to Initiation of Work	Fee
[***]	[***]
[***]	[***]
[***]	[***]

For Bulk Process Intermediate Batches:

Notification Prior to Suite Use	Fee
[***]	[***]
[***]	[***]

For Drug Product Batches:

Notification Prior to Suite Use	Fee
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

EXHIBIT C

MINIMUM ANNUAL AGGREGATE SPEND

Year (From FDA Approval)	Minimum Annual Aggregate Spend ($Millions)
1	$1.5
2	$3.0
3	$6.0
4	$10.5
5	$15.0